        FOR IMMEDIATE RELEASE

Smithfield Foods Announces Third Quarter Results

Smithfield, Virginia (March 12, 2009)—Smithfield Foods, Inc. (NYSE: SFD) today announced third quarter results and commented on its improved balance sheet.

Third Quarter Highlights
▪	Net loss was $103.1 million ($.72 per diluted share), including non-recurring items and charges
▪	Non-GAAP loss from continuing operations, after adjusting for non-recurring items and mark to market charges, was $21.4 million ($.15 per diluted share)
▪	The company favorably negotiated covenant amendments to its revolvers
▪	Smithfield ended the quarter with $960 million in available liquidity
▪	Debt was reduced by over $300 million, lowering debt to capitalization to 53%
▪	Year-to-date capital expenditures were 55% lower than last year’s period
▪	Packaged meats achieved record margins before restructuring charges
▪	Hog production suffered substantial losses due to record high feed costs
▪	Export demand remains historically strong
▪	Results include a $84.8 million ($.38 per diluted share) Pork restructuring charge
▪	The restructuring plan is expected to improve pre-tax results by $55 million in fiscal 2010 and $125 million in fiscal 2011
▪	Groupe Smithfield merged with Campofrío; ownership stake raised to 37 percent
▪	Smithfield’s U.S. sow herd liquidation reached 10 percent over the last 12 months

Following are the company’s sales and operating profit (loss) from continuing operations by segment:

	Three Months Ended		Nine Months Ended
	February 1, 2009	January 27, 2008	February 1, 2009	January 27, 2008
Sales:	(in millions)		(in millions)
Segment sales—
Pork	$ 2,826.6	$ 2,605.3	$ 7,995.9	$ 7,177.0
International	333.2	358.8	1,141.0	879.7
Hog Production	660.5	558.0	2,135.1	1,778.4
Other	96.0	38.8	187.0	112.3
Total segment sales	3,916.3	3,560.9	11,459.0	9,947.4
Intersegment	(568.1)	(441.8)	(1,821.9)	(1,464.6)
Consolidated sales	$ 3,348.2	$ 3,119.1	$ 9,637.1	$ 8,482.8

Operating profit (loss):
Pork	$ 129.4	$ 221.5	$ 284.5	$ 310.9
International	14.5	22.3	31.4	46.4
Hog Production	(253.6)	(80.7)	(350.4)	30.9
Other	(9.5)	7.0	(28.3)	30.6
Corporate	(16.3)	(16.0)	(69.2)	(51.3)
Consolidated operating profit (loss)	$ (135.5)	$ 154.1	$ (132.0)	$ 367.5

The company reported a loss from continuing operations, including non-recurring charges and items, for the third quarter of fiscal 2009 of $105.5 million, or $.73 per diluted share. The loss from continuing operations on a non-GAAP basis, excluding the non-recurring items and charges, was $21.4 million, or $.15 per diluted share.

Sales were $3.3 billion versus $3.1 billion a year ago. The current quarter included 14 weeks compared to 13 weeks in last year’s third quarter.

The current quarterly results were affected by a number of non-recurring items and mark to market adjustments on derivative instruments. The table below presents the three months ended February 1, 2009, adjusting the reported loss from continuing operations, before and after tax, and the loss per diluted share adjusted for the impact of significant items.

Impact of Significant Items on Loss from Continuing Operations
For the Three Months Ending February 1, 2009
(in millions)			Per
	Before	After	Diluted
	Taxes	Taxes	Share
Reported GAAP measure	$ (130.0)	$ (105.5)	$ (.73)

Add back of significant items:
Restructuring charges in Pork segment	84.8	54.0	.38
Gain on sale of Groupe Smithfield investment	(56.0)	(31.4)	(.22)
Tax rate impact of Campofrío/Groupe Smithfield merger	-	20.1	.14
Cattle inventory write downs	18.8	12.0	.08
Gain on early extinguishment of debt	(7.5)	(4.8)	(.03)
Mark to market adjustment on hedges	56.0	34.2	.23
Adjusted Non-GAAP measure	$ (33.9)	$ (21.4)	$ (.15)

Commentary
“Our results indicate that, despite the difficult environment and losses we have sustained in swine production, many parts of Smithfield are performing extremely well. Our focus on improving packaged meats results is paying off. We earned record margins in this business in the quarter. Once our restructuring plan takes hold, these margins are expected to widen even further,” said C. Larry Pope, president and chief executive officer. “The pork results were more than offset by the restructuring charge and highly unfavorable conditions in the hog production segment. Our cost structure continued to reflect high-priced grain purchased last summer, which kept our raising costs at near-record levels while hog prices remained low. We expect that the recent decline in grain will begin to work its way through our cost structure, thereby providing us with better performance in our hog production operations. Our international businesses began to reflect the very weak European economy,” he said. “I am also pleased that we continued to make significant progress on improving our balance sheet, reducing debt and increasing liquidity.”

Current Liquidity High; Balance Sheet Improves
At the end of the third quarter Smithfield had $960 million in available liquidity. The company reduced overall indebtedness by over $700 million since the fourth quarter of fiscal 2008, including over $300 million in the third quarter. Debt to total capitalization has been reduced to 53 percent.

New Covenant Amendments
In February, Smithfield Foods entered into new covenant amendments to its U.S. and European credit facilities. The amendments provide, among other things, for a reduction of the applicable interest coverage ratio through the third quarter of fiscal 2010.

Pork
Record packaged meats results were offset in the pork segment by $84.8 million ($.38 per diluted share) of restructuring charges and weaker fresh pork margins. Fresh pork volume was flat on a comparable basis to last year.

Total packaged meats margins expanded substantially despite a modest volume decrease of four percent compared to a year ago due to price discipline and continued emphasis on operating efficiencies.

Export demand in several markets was significantly stronger than a year ago. Third-quarter exports last year included sales of 70 million pounds of pork carcasses to China, representing 22 percent of total exports. Even though there were no similar sales this quarter, export sales were down only two percent from the record levels of last year. Excluding the incremental carcass sales last year, export sales rose 26 percent. Smithfield’s top five importing countries, China/Hong Kong, Japan, Mexico, Korea and Russia, represent over 80 percent of total exports. With the exception of Russia, exports to these countries increased between 11 percent and 75 percent.

International
International segment results were below those of a year ago. Campofrío and Groupe Smithfield earnings declined due to high input costs and slow demand in Western Europe. Results in Poland improved 36 percent prior to currency losses. Earnings improved in Romania in spite of considerably higher hog costs.

Campofrío-Groupe Smithfield Merger Completed
The merger between Campofrío and Groupe Smithfield was finalized in December. Smithfield Foods owns 37 percent of the new company, Campofrío Food Group. Previously, Smithfield owned 25 percent of Campofrío and 50 percent of Groupe Smithfield. As of the date of the transaction, the market value of the Smithfield holdings was $415 million.

The transaction resulted in a pre-tax gain of $56.0 million ($.22 per diluted share), which is reflected as “other income” in the accompanying consolidated statements of income. The gain represents the difference between the market value of the new shares in Campofrío and the book value of Smithfield’s investment in Groupe Smithfield. Income taxes on the gain included a catch-up for taxes on prior years’ income which was previously deemed to be permanently reinvested. This catch-up had the effect of lowering the current quarter effective income tax rate to 19%. This lower rate negatively impacted net income by $20.1 million ($.14 per diluted share) based on previously anticipated tax rates.

Hog Production
Hog production losses continued due to extremely high feed costs. Domestic raising costs increased to $62 per hundredweight versus $49 per hundredweight in the prior year. Live hog market prices in the U.S. were $40 per hundredweight compared to $37 per hundredweight last year. Grain prices have fallen dramatically from record high levels of last summer. While some thought last year that the industry might run out of corn, Smithfield locked in availability through the end of this fiscal year at price levels over $6 per bushel, well above current market prices. Pig raising costs will begin to reflect lower corn prices beginning in the first quarter of fiscal 2010.

Murphy-Brown, Smithfield’s hog production subsidiary, has liquidated 10 percent of its United States sow herd in the last year. This has resulted in a reduction of 100,000 sows and which will result in production of approximately two million fewer market hogs annually, beginning in fiscal 2010.

Other
The large increase in Other segment sales was primarily due to the sell-off of $50.9 million of the company’s cattle inventory. Lower segment results reflect cattle inventory write downs.

Debt Repurchase
During November and December, the company bought $93.7 million face value of public bonds maturing in 2009. This resulted in a pre-tax gain of $7.5 million ($.03 per diluted share) which is reflected in "other income" in the accompanying consolidated statements of income.

Pork Group Restructuring Plan
In February, the company announced a wide ranging restructuring plan for its Pork segment.  “We expect the pork group restructuring plan to result in annual cost savings of $55 million in fiscal 2010 and $125 million by fiscal 2011. This plan will create true synergies between our independent operating companies and produce more opportunities to improve the bottom line in the future,” said Mr. Pope.

Outlook
“Looking forward, I fully expect the fourth quarter to be another difficult quarter with continued substantial losses in hog production. However, I am reasonably optimistic about fiscal 2010 in spite of the current recession. Our raising costs should decline significantly and the impact of reduced protein supplies of all types should bode well for hog prices and meat prices. Our packaged meats business is improving very nicely and I expect this to continue. In addition, the restructuring of our pork group should deliver significant benefits to the bottom line during the year,” Mr. Pope said.

“All of this is encouraging and leads one to believe that fiscal 2010 should be a much better year for the company,” he concluded.

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Company's Annual Report on Form 10-K for fiscal 2008 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

###

(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	February 1, 2009	January 27, 2008	February 1, 2009	January 27, 2008
	(unaudited)		(unaudited)
Sales	$ 3,348.2	$ 3,119.1	$ 9,637.1	$ 8,482.8
Cost of sales	3,262.1	2,738.4	9,119.7	7,534.2
Gross profit	86.1	380.7	517.4	948.6
Selling, general and administrative expenses	202.2	237.7	602.5	619.3
Equity in (income) loss of affiliates	17.6	(12.3)	41.6	(42.6)
Minority interests	1.8	1.2	5.3	4.4
Operating profit (loss)	(135.5)	154.1	(132.0)	367.5
Interest expense	58.0	53.2	154.6	142.9
Other income	(63.5)	-	(63.5)	-
Income (loss) from continuing
operations before income taxes	(130.0)	100.9	(223.1)	224.6
Income tax expense (benefit)	(24.5)	43.5	(59.1)	87.2
Income (loss) from continuing operations	(105.5)	57.4	(164.0)	137.4
Income (loss) from discontinued operations,
net of tax of $2.1, $(0.9), $44.3 and $(4.3)	2.4	(2.9)	52.5	(10.9)
Net income (loss)	$ (103.1)	$ 54.5	$ (111.5)	$ 126.5

Income (loss) per share:
Basic:
Continuing operations	$ (.73)	$ .43	$ (1.17)	$ 1.03
Discontinued operations	.01	(.02)	.38	(.08)
Net income (loss) per common share	(.72)	.41	(.79)	.95

Diluted:
Continuing operations	$ (.73)	$ .43	$ (1.17)	$ 1.03
Discontinued operations	.01	(.02)	.38	(.09)
Net income (loss) per diluted common share	$ (.72)	$ .41	$ (.79)	$ .94

Weighted average shares:
Weighted average basic shares	143.6	134.3	140.3	133.8
Effect of dilutive stock options	-	0.2	-	0.1
Weighted average diluted shares	143.6	134.5	140.3	133.9

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES
(unaudited)

		Three Months Ended		Nine Months Ended
	Segment	February 1, 2009	January 27, 2008	February 1, 2009	January 27, 2008
		(in millions)		(in millions)
Butterball	Other	$ (3.9)	$ (5.9)	$ 16.6	$ (25.0)
Campofrío Food Group	International	0.6	(9.6)	4.2	(19.9)
Cattleco	Other	10.9	-	10.3	-
Mexican joint ventures	Various	9.1	2.7	10.3	2.7
All other equity method investments	Various	0.9	0.5	0.2	(0.4)
Equity in (income) loss of affiliates		$ 17.6	$ (12.3)	$ 41.6	$ (42.6)

This schedule shows the results of the company’s major investments included in equity in (income) loss of affiliates as presented in the consolidated statements of income. The results presented for Campofrío Food Group include the combined historical results of Campofrío and Groupe Smithfield.

Explanation of Non-GAAP Financial Measures

Smithfield Foods measures and reports financial results in accordance with generally accepted accounting principles in the United States (GAAP). In this release, we highlight certain items that have significantly impacted our financial results and we use several non-GAAP financial measures to help investors understand the financial impact of these significant items.

The non-GAAP financial measures in this release use financial measures computed in accordance with GAAP as a starting point. The GAAP measures are adjusted by the impact of the significant items to arrive at the non-GAAP financial measures. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting our historical financial performance and projected future operating results. This combined view of GAAP and non-GAAP measures also provides greater transparency of underlying profit trends and better comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Management believes these highlighted items had a significant impact on our earnings for the third quarter and they are not indicative of our core operating results. As such, they affect the comparability of underlying results from period to period. These items include restructuring charges, market value adjustments, gains on investment activity, early extinguishment of debt and the implications of applying interim income tax allocation methods to noteworthy tax events.

Additionally, investors frequently request information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors' ability to assess our historical performance and to project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses and in planning for and forecasting financial results for future periods

Contact:
Jerry Hostetter
Smithfield Foods, Inc.
(212) 758-2100
jerryhostetter@smithfieldfoods.com